Exhibit (j) under Form N-1A
                                            Exhibit (99) under Item 601/Reg. S-K



             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the use in this Post-Effective Amendment No. 36 to Registration Statement No.33-50773 on Form N-1A of our reports dated November 19, 2004, relating to the financial statements of Federated Total Return Series, Inc. (comprised of Federated Mortgage Fund and Federated Ultrashort Bond Fund) for the year ended September 30, 2004, and to the references made to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 29, 2004